UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-l(b), (c) AND (d) AND AMENDMENTS THERETO
                             FILED PURSUANT TO 13d-2
                                ( Amendment _3_)*

                          HYALOZYME THERAPEUTICS, INC.
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                   40637H 10 9
                             ----------------------
                                 (CUSIP Number)

                     David Ramsay, 11588 Sorento Valley Road
                           San Diego, California 92121
                                 (858) 794-8889
                     ---------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 31, 2004
                           --------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d-l(b)

                               [X] Rule 13d-l(c)

                               [ ] Rule 13d-l(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

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CUSIP No. 40637H 10 9                                      Page 2 of 6 Pages
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           NAME OF REPORTING PERSON
1          SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

           Jonathan Spanier
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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                  (b) [ ]
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3          SEC USE ONLY

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4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
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                       5        SOLE VOTING POWER
      NUMBER OF
       SHARES                   2,555,405
                       ---------------------------------------------------------
    BENEFICIALLY
      OWNED BY         6        SHARED VOTING POWER
        EACH
      REPORTING                 N/A
                       ---------------------------------------------------------
       PERSON
        WITH           7        SOLE DISPOSITIVE POWER

                                2,555,405
                       ---------------------------------------------------------

                       8        SHARED DISPOSITIVE POWER

                                N/A
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,555,405
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10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                             [ ]

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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.1
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12         TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

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CUSIP No. 40637H 10 9                                      Page 3 of 6 Pages
-------------------------                                -----------------------


ITEM 1(a). NAME OF ISSUER:

         Hyalozyme Therapeutics, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         11588 Sorento Valley Rd.
         San Diego, California  92121

ITEM 2(a). NAME OF PERSON FILING:

         The Person filing this is Jonathan Spanier

ITEM 2(b). ADDRESS OF PRINCIPAL OFFICES OR, IF NONE, RESIDENCE:

         269 S. Beverly Dr. #1162, Beverly Hills, CA  90212

ITEM 2(c). CITIZENSHIP:

         United States

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

         Common Stock

ITEM 2(e). CUSIP NUMBER: 40637H 10 9

                                  SCHEDULE 13G

-------------------------                                -----------------------

CUSIP No. 40637H 10 9                                      Page 4 of 6 Pages
-------------------------                                -----------------------


ITEM 3. IF THE STATEMENT IS BEING FILED PURSUANT TO RULE 13d-l(b), OR 13d-2(b) OR (c), CHECK WHETHER THE FILING PERSON IS A:

(a) [ ]  Broker or dealer registered under Section 15 of the Act
         (15 U.S.C. 78o);
(b) [ ]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) [ ]  Insurance company as defined in Section 3(a)(19) of the Act
         (15 U.S.C. 78c);
(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) [ ]  An investment adviser in accordance with l3d-l(b)(I)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with 13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with 13d-l(b)(1)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);
(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) [ ]  Group, in accordance with l3d-l(b)(l)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box.  [X]

ITEM 4. OWNERSHIP:

        The information in Items 5-11 on the cover page (page 2) of this
Schedule 13G is incorporated by reference.

        Includes 1,375,424 shares of common stock and 496,414 warrants to purchase shares of common stock held by Jonathan E. Spanier Directly, 474,890 shares of common stock and 158,677 warrants to purchase shares of common stock held by Jonathan Spanier IRA Account. Also includes 50,000 shares of common stock held by Jonathan Spanier under a custodial accounts for the benefit of a minor. Total percentage of ownership 5.1%

                                  SCHEDULE 13G

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CUSIP No. 40637H 10 9                                      Page 5 of 6 Pages
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ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person had ceased to be the beneficial owner of more than five percent of the class of securities, check the following

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not Applicable.

ITEM 10. CERTIFICATION.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

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CUSIP No. 40637H 10 9                                      Page 6 of 6 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 22, 2005


                                       By:  /s/ Jonathan Spanier
                                           -----------------------------------
                                            Jonathan Spanier



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION. INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).